Exhibit 99.1

NET 1 UEPS TECHNOLOGIES ANNOUNCES AGREEMENT WITH CELL C

Johannesburg, South Africa — July 7, 2005 — Net 1 UEPS Technologies, Inc. (OTCBB:NOUT, formerly NUEP) (“Net1” or the “Company”) announced today that on June 15, 2005, it entered into a recharge services agreement with Cell C (Proprietary) Limited, a South African mobile telephone service provider.

Under the resulting agreement, Net1 will provide Cell C and its community service telephone owners “CSTs” with a unique recharge solution. CSTs will also become customers of Net1 and be issued with UEPS smart cards through which they will be able to manage their entire business. Our solution will minimize the use of cash and allow CSTs to perform the recharging of their telephone lines, deposit cash, provide cash-back, secure finance, perform money transfers, pay third parties, pay their employees and manage their budgets all through our UEPS technology.

Each CST outlet will be able to sell our financial products and services to all citizens. CST owners will share in the revenues derived from the sale of Net1’s financial products and services to ensure that their businesses become sustainable and profitable through the generation of multiple but mutually exclusive income streams.

Net1 and Cell C entered into this arrangement for second recharge solution as part of Cell C’s planned roll-out of approximately 52,000 CSTs in South Africa. This roll out is designed to provide lower income consumers with telephone access at ICASA (Independent Communication Authority of South Africa) approved tarriffs. Net1 believes the implementation of the Cell C arrangement could provide us with up to 10,000 new access points through which we will be able to market and sell our financial products and services. Net1 believes that the Cell C agreement will contribute significantly towards government initiatives to empower small businesses in rural and semi-urban areas of South Africa and for the roll out of telecommunication and financial services to under-serviced communities.

         About Net1 (www.net1ueps.com)

         Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

         This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact:

Net 1 UEPS Technologies, Inc.
William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: 1-866-412-NET1 (6381)
www.net1ueps.com

For CST Business, contact Cell C directly on 084 0 278 or refer web site :-
www.cellc.co.za